Exhibit 10.2

2009 Bonus Plan

Purpose:

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Medivation, Inc. (“Medivation”) has established the terms of the 2009 Bonus Plan (the “Plan”) to compensate the executive officers of the Company for achievement of individual and corporate performance objectives set forth by the Compensation Committee for the fiscal year 2009.

Determination of 2009 Cash Bonuses:

Target bonuses for the Company’s named executive officers under the Plan will range from 50% to 65% of such executive’s 2009 base salary. The amount of cash bonuses, if any, for each named executive officer will be based on the named executive officer and the Company meeting the performance objectives set forth by the Compensation Committee, including the Company’s financial performance and achievement of milestones for research and development activities, as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met. The target bonuses for the Company’s named executive officers for the fiscal year 2009 are as follows:

Executive Officer	Target Bonus (as a percent of FY 2009 Base Salary)
David Hung, M.D.	65%
C. Patrick Machado	50%
Lynn Seely, M.D.	50%